SCHEDULE 14A
                               (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) of the
           Securities Exchange Act of 1934 (Amendment No. ______)

Filed by the registrant  [ ]

Filed by a party other than the registrant [X]

Check the appropriate box:

 [  ]  Preliminary proxy statement
 [X ]  Definitive proxy statement
 [  ]  Definitive additional materials
 [  ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                EA Engineering, Science, and Technology, Inc.
              (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

 [X ]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
 [  ]  $500 per each party to the controversy pursuant to Exchange Act
       Rule 14a-6(i)(3).
 [  ]  Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.


     (1)  Title of each class of securities to which transaction applies:
          -------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies.
          -------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-22:(1)
          -------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
          -------------------------------------------------------------------

 [X] Check the box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid: $ -0-
     (2)  Form, schedule, or registration statement no.:
     (3)  Filing party:  EA Engineering, Science, and Technology, Inc.
     (4)  Date filed:  November 12, 1995

     (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

             EA ENGINEERING, SCIENCE, AND TECHNOLOGY, INC.
                          11019 McCormick Road
                      Hunt Valley, Maryland 21031


                        NOTICE OF ANNUAL MEETING
                            JANUARY 10, 1996



TO THE SHAREHOLDERS:

        Notice is hereby given that the Annual Meeting of Shareholders of EA Engineering, Science, and Technology, Inc. will be held on January 10, 1996, at 9:00 a.m. EST, at the Company's General Offices, 11019 McCormick Road, Hunt Valley, Maryland, for the following purposes:

        1. To elect four directors to serve until the next annual meeting and until their successors are elected and qualified;

        2. To approve an increase in the number of shares of Common Stock reserved for issuance under the Company's Amended and Restated Stock Option Plan;

        3. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending August 31, 1996;

        4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        Only holders of record of Common Stock as of the close of business on November 14, 1995, are entitled to receive notice of and vote at the meeting or any adjournment or adjournments thereof.

By Order of the Board of Directors


                                  /s/ Stephen J. Hammalian

                                  Stephen J. Hammalian
                                  Executive Vice President and Secretary

Dated at Baltimore, Maryland
November 14, 1995


        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON,
          PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY
         PROMPTLY IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE.

             EA ENGINEERING, SCIENCE, AND TECHNOLOGY, INC.
                            PROXY STATEMENT

                          GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of EA Engineering, Science, and Technology, Inc. (together with its wholly-owned subsidiaries, the "Company") of proxies from the holders of the Company's Common Stock for use at the Annual Meeting (the "Meeting") to be held on January 10, 1996, and any adjournment or adjournments thereof. The giving of a proxy does not affect your right to vote should you attend the Meeting in person, and the proxy may be revoked at any time before it is voted by giving the Secretary of the Company a signed instrument revoking the proxy or a signed proxy of a later date. Each properly executed proxy not revoked will be voted in accordance with instructions thereon. If no instructions are specified in the proxy, it is the intention of the persons named in the accompanying proxy to vote FOR the election of the nominees named herein as directors of the Company and FOR the matters described in Items 2 and 3 in the Notice of Annual Meeting.

        The Company's Annual Report to Stockholders for the fiscal year ended August 31, 1995 (the "Annual Report"), containing audited consolidated financial statements and the message of the Chief Executive Officer, is being mailed to stockholders along with the Notice of Annual Meeting and Proxy Statement. The consolidated financial statements and discussion and analysis by management of the Company's financial condition and results of operations contained in the Annual Report are incorporated herein by reference.

        The mailing  address of the  Company's  principal  executive  office is:
11019 McCormick Road, Hunt Valley, Maryland 21031, and the approximate date on which this Proxy Statement and the form of proxy are first being sent to stockholders is December 11, 1995.

        Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on November 14, 1995, are entitled to vote at the Meeting, one vote for each share of Common Stock so held. On that date there were 6,103,000 shares of Common Stock outstanding.

                         PRINCIPAL SHAREHOLDERS

        The following table shows, as of November 1, 1995, the total number of shares of Common Stock beneficially owned by each person who was known by the Board of Directors to own more than 5% of the Common Stock:


                                    Shares Beneficially
         Name and Address of         Owned Directly or          Percent of
          Beneficial Owner              Indirectly             Common Stock

The Depository Trust Company (1)        2,854,900                   46.8
Box 20, Bowling Green Station
New York, New York  10004
Loren D. Jensen                         1,553,000                   25.4
10 Burnbrae Road
Towson, Maryland  21204
Cleaveland D. Miller, Trustee(2)          702,000                   11.5
250 W. Pratt Street
Baltimore, Maryland  21201
----------
(1) Cede & Co., the nominee of The Depository Trust Company, holds shares of Common Stock for the accounts of various institutions participating in the facilities of The Depository Trust Company.

(2) Cleaveland D. Miller is the trustee of irrevocable trusts for the benefit of each of Loren D. Jensen's three children.

                         ELECTION OF DIRECTORS

      The four persons named in the following table have been designated as nominees for election to the Board of Directors, each to serve for a one-year term and until his successor is duly elected and qualified. All of the nominees listed below currently serve as directors of the Company. If any of such nominees declines or becomes unable to serve, the persons named in the proxy will vote for the election of any substitute nominee designated by the Board of Directors. The Company has no reason to believe that any nominee will decline or be unable to serve.



            Name, Age, Principal Occupation                Served as                 Shares
              during Past Five Years, and                   Director          Beneficially Owned (1)
             Other Corporate Directorships                   Since     -------------------------------------
                                                                              Amount        Percent(3)


Edmund J. Cashman, Jr., Age 59; Senior Executive              1987            44,875           *
Vice President and Director of Legg Mason, Inc.;
Senior Executive Vice President of Legg Mason Wood
Walker, Incorporated; Director of Worldwide Value
Fund, Inc.

Loren D. Jensen, Ph.D., Age 58; Chairman                      1973         1,553,000          24.9%
and Chief Executive Officer of the Company

Rudolph P. Lamone, Ph.D., Age 64; Chairman                    1987            10,450           *
of the Board, Michael D. Dingman Center for
Entrepreneurship, University of Maryland
College of Business and Management

George G. Radcliffe, Age 71; Retired Chairman                 1990            10,900           *
of the Board, The Baltimore Life Insurance Company;
Trustee Emeritus of The Johns Hopkins University;
Director of The Baltimore Life Insurance Company,
Life of Maryland, Inc., MNC Financial, Inc.,
NationsBank Trust Company, N.A.

All executive officers and directors of the Company as                     1,763,700(2)       28.3%
a group (6 individuals)

--------------
* Less than 1%

(1) Based upon information supplied by each executive officer and director of the Company as of November 1, 1995. Unless otherwise noted, all shares indicated are held with sole voting and sole investment power.

(2) Includes 1,732,200 shares for which directors and executive officers have sole voting and dispositive powers, 1,500 exercisable options by the Company's executive officers, and 30,000 exercisable options by the Company's non-employee directors.

(3) Shares subject to presently exercisable options held by directors and executive officers are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock beneficially owned by all directors and executive officers as a group.

Certain Transactions

    The Company leases approximately 32,400 square feet of office space which serves as its Mid-Atlantic Operations facilities in Sparks, Maryland, from Ecolair Limited Partnership ("Partnership"), a Maryland limited partnership of which Loren D. Jensen is the general partner and also a limited partner. The remaining limited partners are Dr. Jensen's three children. For the year ended August 31, 1995, the Company's rent payments (including operating expenses) to the Partnership were approximately $689,100. The lease commenced December 1, 1991, and is for a 10-year period.

    The Company leases approximately 42,100 square feet of office space in Hunt Valley, Maryland, from Merrymack Limited Partnership, a Pennsylvania limited partnership of which Loren D. Jensen is the general partner and Ecolair Limited Partnership is the limited partner. This space serves as the Company's corporate headquarters, along with its training center, as well as providing office facilities for certain professional, technical, and administrative staff for some of its operations staff. The leases for this space are for an initial term of 10 years expiring at various time throughout 2003. Total rent payments (including operating expenses) for the year ended August 31, 1995 for this lease were approximately $680,600.

    On March 1, 1990, the Company leased a 16,500 square foot facility adjacent to its existing facility in Sparks, Maryland, from ARE Sparks Limited Partnership, a Pennsylvania limited partnership of which Loren D. Jensen is the general partner and Ecolair Limited Partnership is the limited partner. In March 1991, the facility renovation was completed and now serves as the Company's laboratory. The lease is for an initial period of 10 years. Total rent payments (including operating expenses) during fiscal 1995 under this lease were approximately $615,600.

    Legg Mason Capital Management Group, with which Edmund J. Cashman is affiliated, provides investment advice to the Company from time to time.

    Management of the Company believes that the terms and conditions of the transactions between the Company and entities with which certain of its directors are associated were on terms and conditions at least as favorable to the Company as could have been obtained elsewhere.

    The Board of Directors recommends a vote "FOR" the election of the above nominees as directors of the Company.

                  BOARD ORGANIZATION AND COMPENSATION

Organization

    The Board of Directors held five meetings during the fiscal year ended August 31, 1995. Each incumbent director attended at least 75% of the meetings of the Board of Directors and of its committees of which he was a member. In addition, the Company has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee.

    The Audit Committee of the Board of Directors, composed of Messrs. Radcliffe (Chairman), Cashman, and Lamone, met once during the fiscal year ended August 31, 1995. The Audit Committee, which is appointed annually, reviews with Arthur Andersen LLP, the Company's independent auditors, the audit plan and the internal accounting controls for the Company and its subsidiaries, as well as the Company's consolidated financial statements and management letter. The Audit Committee reports to the Board of Directors. It also recommends to the Board of Directors the selection of independent auditors for the Company.

    The Compensation Committee of the Board of Directors, composed of Messrs. Radcliffe (Chairman), Cashman, and Lamone, met three times during the fiscal year ended August 31, 1995. This Committee periodically reviews the Company's management compensation and reports its actions or recommendations to the Board of Directors. The Committee also approves the general salary scale for employees of the Company.

    In addition, the Committee has been authorized to grant options under the Company's Amended and Restated Stock Option Plan and to make stock awards under the Company's 1995 Stock Incentive Plan. See
"Compensation of Directors and Executive Officers."

Compensation

    Each non-employee director of the Company receives a fee of $1,000 for each meeting of the Board of Directors of the Company which he attends. In addition, each non-employee director receives $1,000 for attendance at each meeting of any directors' committee on which he serves that is not held on the day of a Board meeting.


                   EXECUTIVE MANAGEMENT COMPENSATION

Compensation Committee Report

    The Compensation Committee (the "Committee") of the Board of Directors of the Company is pleased to present its report on executive compensation. The Committee report outlines the components of the Company's Executive Officer Compensation programs, including the specific relationship of corporate performance to executive compensation and describes the Committee's basis for the Chief Executive Officer's compensation for 1995.

General

    The Committee is responsible for developing and implementing the Company's executive compensation policies. These policies are designed to enhance the profitability of the Company while at the same time providing competitive levels of compensation to attract and retain highly qualified executives. By closely aligning the financial interests of the executive officers with those of the Company's shareholders, the Committee seeks to increase shareholder value and to provide meaningful incentives to the executives.

    The Committee seeks to realize this objective both by the use of short-term incentives in the form of base salary and incentive compensation--and long-term incentives in the form of stock option grants.

Base Salary

    Salaries of executive officers are initially based on experience and competitive conditions. Salaries are reviewed annually and adjusted to reflect the performance of the executive and by considering salaries for comparable positions in other companies. In fiscal 1995, base salaries for executive officers were increased approximately 3% over the salaries paid in fiscal 1994.

Incentive Compensation

    An incentive compensation plan (the "Incentive Plan") was established in fiscal 1992 in order to provide a quarterly incentive to executive officers and employees to work toward meeting financial milestones that will increase shareholder value. The primary criteria for the payment of incentive compensation are the achievement of the Company's financial performance goals and the executive's performance.

    At the beginning of each fiscal year, the Board of Directors approves a business plan for the Company which provides for two incentive compensation pools--an all-employee incentive pool and a management incentive pool. Under the plan, incentive compensation accrues quarterly based on the Company's achievement of the planned financial objectives. The all-employee incentive is paid to eligible employees, including executives, after the end of each quarter. The management incentive pool is paid after the end of the fiscal year. Both pools are subject to increases or decreases based on the actual performance of the Company compared to the established goals.

    Management incentive compensation was paid for fiscal 1993 and 1994 as a result of the Company's meeting and exceeding its profit targets. Moreover, in order to further align the interests of Company executives with the interests of shareholders, approximately 15% of the payments made to executives pursuant to the Incentive Plan for fiscal 1993 and 1994 were in the form of the Company's common stock. However, as the Company did not meet its targets in fiscal 1995, no senior executive received any management incentive compensation.

Stock Options

    The Company must, in order to compete with other companies in the environmental industry, attract and retain highly qualified managers, scientists, engineers, and technicians. There is keen competition in the environmental industry for these professionals, particularly those who are both highly trained and able to create business opportunities. Hence, the Company grants stock options to a wide range of employees, particularly key management, believing it is desirable to provide valuable employees with long-term incentives tied to the Company's performance and shareholder values.

    The Committee uses the grant of stock options under the Company's Stock Option Plan to provide long-term incentives to raise shareholder values. In determining the number of options to grant, the Committee bases its decision on the performance of the individual executive and the executive's potential to improve shareholder value. Typically, options do not immediately vest at the time the options are granted. Vesting occurs in equal installments over a three-year period.

Chief Executive Officer Compensation

    The Committee established the salary of Dr. Jensen for fiscal year 1995 on the basis of the Committee's assessment of his performance, measured by the Company's financial condition, results of operation, and success in achieving strategic objectives. The Committee also considered the responsibilities associated with Dr. Jensen's position, as well as the level of compensation paid to the chief executive officers of other companies in the environmental industry. During fiscal year 1995, Dr. Jensen received a 3% increase in his base salary.

    During 1995 Dr. Jensen received total bonuses of $4,300 pursuant to the Company's quarterly all-employee incentive plan, based upon the Company's financial results in the first two quarters of fiscal 1995 and Dr. Jensen's role in helping to achieve those results.

                             The Compensation Committee

                                 George G. Radcliffe, Chairman
                                 Edmund J. Cashman, Jr.
                                 Rudolph P. Lamone

Compensation Committee Interlocks and Insider Participation

    There are no affiliations between the Company and its directors other than the directorship itself and no inter-locking relationships exist between directors and executive officers.

Executive Officers of the Company

    The executive officers of the Company as of November 1, 1995 and related information are as follows:

Loren D. Jensen, Ph.D., 58, Chairman of the Board and Chief Executive Officer. Dr. Jensen is the founder of the Company and served as its Chairman, President, and Chief Executive Officer since operations began in 1973 until 1991. In June 1991, Dr. Jensen became Chairman and Chief Executive Officer. In October 1995, Dr. Jensen assumed the titles of Chairman, President, and Chief Executive Officer. Dr. Jensen has over 35 years of experience in the analysis and management of environmental problems for industry and government.

Stephen J. Hammalian, Ph.D. 54, Executive Vice President and Secretary. Dr. Hammalian joined the Company in 1975 and has served as Vice President since 1978. In 1986, Dr. Hammalian was elected Executive Vice President, Chief Operating Officer, and Secretary. In 1991, Dr.
Hammalian became Executive Vice President and Secretary.   Dr. Hammalian
has over 20 years experience in the environmental services industry and for the past 18 years has served the Company in various executive capacities.

Joseph A. Spadaro, CPA, 45, Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary. Mr. Spadaro joined the Company in 1982 as the Corporate Controller. In 1983, Mr. Spadaro was elected Vice President of Finance and Administration and in September 1986, he was elected Executive Vice President, Chief Financial Officer, and Treasurer. Mr. Spadaro became Assistant Secretary in October 1994.

                       SUMMARY COMPENSATION TABLE

    The following table shows, for the fiscal years ended August 31, 1995, 1994, and 1993, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and each of the four most highly compensated officers of the Company whose cash compensation exceeded $100,000 in all capacities in which they served.


                                                                                       Long-Term Compensation
                                                                                               Awards
                                                                          Other       Restricted                    All Other
      Name and Principal                                                 Annual          Stock        Option         Compen-
       Position in 1995           Year     Salary ($)    Bonus ($)    Compensation      Awards       Shares(3)     sation (1)

Loren D. Jensen, Ph.D.........    1995      278,900        4,300           --             --             --           4,740
Chairman of the Board and         1994      268,500       72,675           --             --             --          11,261
Chief Executive Officer           1993      262,000      108,387           --             --             --          10,118
Stephen J. Hammalian, Ph.D....    1995      137,300        2,100           --             --          5,000          40,822
Executive Vice President and      1994      133,000       18,859           --             --          2,250           3,706
Secretary                         1993      142,100       20,385           --             --         28,125(2)        3,376
Joseph A. Spadaro, CPA........    1995      164,300        2,500           --             --          5,000          48,101
Executive Vice President, Chief   1994      158,300       24,528           --             --          2,250           4,372
Financial Officer, Treasurer,     1993      153,100       27,817           --             --         36,000(2)        3,425
and Assistant Secretary

J. H. Zarzycki, P.E...........    1995      144,900        2,300           --             --          3,500           8,403
Senior Vice President             1994      130,300       25,374           --             --         11,250           3,325
                                  1993      118,400       27,724           --             --          6,750(2)        2,637


Edward V. Lower, Ph.D.(4).....    1995      271,900        4,200           --            --           60,000        243,164
Former President, Chief           1994      261,500       72,479           --            --           33,750          6,869
Operating Officer                 1993      253,200      107,960           --            --          168,750(2)       5,832
------------------------------  --------- ------------  ----------- ---------------- ------------- -------------  -------------


 (1) Includes cash payments made upon exercise of non-qualified stock options during fiscal 1995 for all except Loren D. Jensen. Also for fiscal 1993, includes payments under a cash profit sharing plan in which all employees participate and for all fiscal years includes the Company's matching contributions under its 401(k) Employee Savings Plan. Additionally, life insurance premiums of $5,033 were paid on behalf of Loren D. Jensen during each of fiscal years 1994 and 1993.

 (2) For each of the named executives, the 1993 grants include options granted in prior fiscal years that were canceled and reissued. Credit was given for vesting on the original grant.

 (3) All options have been adjusted to reflect two 3 for 2 stock splits, each effected in the form of a 50% stock dividend issued on February 23, 1994 and July 5, 1994.

 (4) Edward V. Lower separated from the Company on October 3, 1995.

    The Company has no employment contracts between itself and the executive officers, nor does it have any compensatory plan or arrangement that results from the resignation or other termination of the employment of such executive officers or from a change-in-control of the Company.

Stock-Based Incentive Compensation Plan

    The following table sets forth certain information about grants of options to purchase shares of Common Stock in the last fiscal year to the Chief Executive Officer and the four most highly compensated officers of the Company. The Company does not grant Stock Appreciation Rights.


                   OPTION GRANTS IN LAST FISCAL YEAR


                                                 Individual Grants in 1995                         Grant Date Value
                                                % of Total
                                                  Options                                             Grant Date
                                                  Granted        Exercise or                           Present
                              Options (#)      to Employees       Base Price      Expiration           Value(1)
           Name               Granted(2)      in Fiscal Year      ($/share)          Date                ($)

Loren D. Jensen                   --                 --                --               --                 --
Stephen J. Hammalian           5,000                3.7             6.125          1/10/05             17,850
Joseph A. Spadaro              5,000                3.7             6.125          1/10/05             17,850
J. H. Zarzycki                 3,500                2.6             6.125          1/10/05             12,495
Edward V. Lower (3)           60,000               44.9             6.125          1/10/05            214,200
--------------------------- ---------------  -----------------  --------------  --------------- ----------------------


 (1) Based upon the Black-Scholes option valuation model. In applying this valuation model, the Company has assumed an expected volatility index of 0.3; a risk-free rate of return of 7.09%; no dividend yield; and exercise of the option on the fifth anniversary of its grant date. The actual value, if any, that an executive officer may receive is dependent on the excess of the stock price over the exercise price. Use of this model should not be viewed as a forecast of the future performance of the Company's stock price.

 (2) Options  typically  vest 33% per year and  terminate  10 years from date of
     grant.   However,   in   accordance   with   the   Plan,   if  there  is  a
     change-in-control the vesting of the options is accelerated.

 (3) Edward V. Lower separated from the Company on October 3, 1995 resulting in the termination of these options.

    The following table sets forth certain information regarding the number and value, as of August 31, 1995, of unexercised options to purchase shares of Common Stock held by the Chief Executive Officer and the four most highly compensated officers. The Company does not grant any Stock Appreciation Rights.


             AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                   AND AUGUST 31, 1995 OPTION VALUES



                                                                                                  Value of Unexercised
                                                                 Number of Unexercised                in-the-Money
                                                                  Options at 8/31/95             Options at 8/31/95(1)
                                                                          (#)                             ($)
                            Shares
                          Acquired on          Value
         Name            Exercise (#)      Realized ($)    Exercisable(2)  Unexercisable(2)   Exercisable    Unexercisable

Loren D. Jensen                  --                 --             --               --              --              --
Stephen J. Hammalian         28,875           $155,800             --              6,500            --            $300
Joseph A. Spadaro            36,750           $199,000             --              6,500            --            $300
J. H. Zarzycki                4,500            $17,800          2,250             11,000            --            $500
Edward V. Lower(3)          161,250         $1,092,300             --            101,250            --         $63,700
----------------------- ---------------  ----------------- --------------  ----------------- -------------  ---------------


 (1) Based on a closing NASDAQ price of $5.00 per share of Common Stock on August 31, 1995. Values are calculated by subtracting the exercise price from the fair market value of the stock as of the fiscal year-end.

 (2) All options issued prior to one or both fiscal 1994 stock splits have been adjusted to reflect two 3 for 2 stock splits, each effected in the form of a 50% stock dividend issued on February 23, 1994 and July 5, 1994.

 (3) Edward V. Lower separated
     from the Company on October 3, 1995 resulting in the termination of the unexercised options.

Performance Graph

    The following performance graph compares the performance of the Company's Common Stock (NASDAQ symbol: EACO) to NASDAQ, U.S. and a self-defined peer group index for the Company's last five fiscal years. The graph assumes that the value of an investment in the Company's Common Stock and each index was $100 at August 31, 1990 and that all dividends were reinvested.


    (The Performance Graph appears here. The plot points are listed below.)



                                              Cumulative Total Return
                        8/90        8/91        8/92         8/93         8/94         8/95

NASDAQ-U.S.              100         142         154          203          211          284
The Company              100          92          48          142          375          188
Peer Group               100         114          87           78           78           86
-------------------  ----------  ----------- -----------  ----------- ------------ ------------


    (1) Companies included in the peer group index are Earth Technology Corp USA (ETCO), Ecology & Environment, Inc. (EEI), EMCON Associates (MCON), GZA Geoenvironmental Tech, Inc. (GZEA), Groundwater Technology, Inc. (GWTI), TRC Companies, Inc. (TRR), Tetra Tech, Inc. (WATR), Versar, Inc. (VSR), Weston Roy F, Inc. (WSTNA), Harding Associates, Inc. (HRDG), and ICF Kaiser International, Inc. (ICF). The peer group utilized in constructing the above graph consists of the same companies as used by the Company in preparing past performance graphs.

    (2) Assumes that $100 was invested on August 31, 1990 at the closing sales price of the Company's Common Stock and in each index, and that all dividends, if any, were reinvested. Returns are measured through the last trading day of each of the Company's fiscal years. No cash dividends have been declared on the Company's Common Stock.

   APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE COMPANY'S AMENDED AND RESTATED STOCK OPTION PLAN

    On January 10, 1995, the shareholders approved amendments to the current Company Stock Option Plan (the "Option Plan"). The Amended and Restated Plan replaced the prior Stock Option Plan. The number of shares of Common Stock available for issuance under the Option Plan was not, however, greater than the number of shares of Common Stock available for issuance under the prior Stock Option Plan; the primary change accomplished by the Option Plan was to permit the Plan's administrator to grant incentive stock options in addition to non-qualified stock options. Following is a general summary of the Stock Option Plan.

    The Company now seeks the approval of the shareholders to increase the number of shares of Common Stock available for issuance under the Option Plan from 648,200 to 898,200.

    The purpose of the Option Plan is to serve as an employment incentive and to encourage stock ownership by certain key officers and employees of the Company and of its subsidiary corporations so that they may increase their proprietary interest in the Company's success.

Administration

    The Option Plan is administered by the Compensation Committee of the Board of Directors (the "Committee") who will be authorized to designate those individuals eligible to participate in the Plan and to determine the types, numbers, and terms of awards granted under the Option Plan. The Committee is composed of not less than three (3) nor more than five (5) non-officer employees who are not eligible to receive any awards under the Option Plan.

Amendment and Termination

    Subject to certain terms and conditions set forth in the Option Plan, the Board of Directors may amend, discontinue, or terminate the Plan at any time. Such termination shall not affect the validity of any stock option agreement then outstanding.

Eligibility

    Officers and key employees of the Company and its subsidiaries as designated by the Committee are eligible to participate in the Option Plan.

Types of Awards

    The Option Plan provides for the potential grant by the Compensation Committee of both incentive stock options, qualified as such under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options. The exercise price of each share of all options awarded will be one hundred percent (100%) of the fair market value of the shares of Common Stock on the date of the grant of the option or, in the case of incentive stock options granted to certain individuals who possess more than ten percent (10%) of the total combined voting power of all classes of stock of the Company ("Ten Percent Shareholders"), shall not be less than one hundred ten percent (110%) of such fair market value. The fair market value per share of the Common Stock shall be the average of the highest bid price and the lowest asking price on the over-the-counter market as reported in The Wall Street Journal for trading on the date the option is granted, as reported by NASDAQ. The term of each option shall be fixed by the Committee but no stock option other than stock options granted to Ten-Percent Shareholders shall be exercisable more than ten (10) years from the date of grant of the option.

Grants of Awards

    The Committee shall have the discretion to impose such terms and conditions as it deems appropriate to any award granted under the Amended and Restated Plan. Awards granted under the Option Plan may be granted either alone or in addition to any other award granted under the Plan or any other benefit plan maintained by the Company.

Shares Subject to the Plan

    The maximum number of shares of Common Stock that may be issued under the Option Plan is 648,200 shares of the Company's Common Stock. On January 10, 1995, the Board of Directors approved an increase in the number of shares reserved under the Option Plan from 648,200 to 898,200 shares of Common Stock. This number is subject to adjustment in certain circumstances, including stock splits, dividends, recapitalizations and major corporate changes. The market value of a share of Common Stock based on the mean of the high and low prices on the over-the-counter market as reported in The Wall Street Journal on November 14, 1995 as reported by NASDAQ was $4.15.

Transferability

    As in the past, no option shall be assignable or transferable except by will or by the laws of descent and distribution. During the lifetime of an optionee, an option shall be exercisable only by the optionee.

Change of Control

    In the event an optionee ceases to be an employee due to death or disability, due to normal retirement or for any reason within six (6) months of a Change of Control (as defined in the Amended and Restated Plan) all outstanding options shall, to the extent not previously vested shall immediately become fully vested, and shall remain so for a period of one (1) year from the date of termination of service as a director, but in no event after their respective expiration dates.

Federal Income Tax Consequences

    A discussion of select federal income tax consequences arising from participation in the Amended and Restated Plan follows.

Non-Qualified Options

    An employee will not realize any taxable income upon the grant of a nonstatutory stock option. An employee to whom shares of Common Stock are issued upon exercise of a nonstatutory stock option will recognize taxable income at the time of exercise in an amount equal to the difference between the fair market value of the Common Stock at the time the stock is exercised and the exercise price paid for the Common Stock. At that time the Company will receive a corresponding Federal income tax deduction.

Incentive Stock Options

    In general, an employee will not recognize taxable income at the time an incentive stock option is granted or exercised except that the excess of the fair market value of the Common Stock acquired upon exercise of an incentive stock option over the exercise price is potentially subject to the alternative minimum tax. If the employee holds the shares acquired pursuant to an incentive stock option for at least two (2) years from the date of grant and for at least one (1) year from the date of exercise, the employee's gain will be taxed as a long-term capital gain in an amount equal to the difference between the exercise price and the sale price. In that case, the Company is not entitled to a tax deduction. If the employee disposes of the stock before the end of these holding periods, he will recognize ordinary income upon sale of the stock and the Company will be entitled to a corresponding tax deduction.

    The Board of Directors recommends a vote "FOR" the increase in the number of shares of Common Stock reserved for issuance from 648,200 to 898,200 under the Company's Amended and Restated Stock Option Plan.

             APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors appointed the firm of Arthur Andersen LLP to act as independent auditors for the Company for the fiscal year ended August 31, 1995. The Board of Directors, upon recommendation of the Audit Committee, has selected the firm of Arthur Andersen LLP to audit the consolidated financial statements of the Company for the fiscal year ending August 31, 1996. A representative of Arthur Andersen LLP is expected to be present at the Meeting, have an opportunity to make a statement, and be available to respond to appropriate questions.

    The Board of Directors recommends a vote "FOR" the proposal to ratify the appointment of Arthur Andersen LLP as independent auditors for the fiscal year ending August 31, 1996.


Voting Procedures

    Each proposal submitted to the Company's shareholders for a vote is deemed approved if a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present votes in favor of the proposal. The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. A shareholder is entitled to one vote for each share owned.

    Shareholder votes are tabulated by the Company's Registrar and Transfer Agent. Proxies received by the Registrar, if such proxy is properly executed and delivered, will be voted in accordance with the voting specifications made on such Proxy. Proxies received by the Registrar on which no voting specification has been made by the shareholder will be voted for all items discussed in the Proxy Statement, in the manner stated on the proxy card. Shareholders who execute and deliver proxies retain the right to revoke them by notice in writing delivered to the Company's Secretary at any time before such proxies are voted.

    Under applicable Delaware corporate law and the Charter and By-Laws of the Company, proxies received by the Registrar specifying an abstention as to any proposal will cause the shares so represented to be counted toward a quorum, but are not counted as favorable votes and, therefore, have the same effect as a vote against the proposal. To the extent holders or brokers having the right to vote shares do not attend the meeting or return a proxy, such shares will not count toward a quorum and, if a quorum is otherwise achieved, will have no effect on the vote of the proposals considered at the meeting which shall be based solely upon the vote of the shares represented at the meeting.

1997 Annual Meeting of Stockholders

    If any Stockholder intends to present a proposal for consideration at the 1997 Annual Meeting of Stockholders, such proposal must be received by the Company on or before August 1, 1996, in order to be included in the Company's Proxy Statement and form of proxy for such meeting. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy relating to the 1997 Annual Meeting of Stockholders any stockholder proposal which does not meet all of the requirements for such inclusion established by the Securities and Exchange Commission at that time in effect.

    As of the date of this Proxy Statement, the Board of Directors knows of no matters, other than those stated above, that may be brought before the Meeting. However, if other matters do properly come before the Meeting, the persons named in the enclosed proxy will vote upon them in their discretion and in accordance with their best judgment.

    A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, Washington, D.C., is available to stockholders free of charge upon written request. Address requests to Chief Financial Officer, EA Engineering, Science, and Technology, Inc., 11019 McCormick Road, Hunt Valley, Maryland 21031.

    The cost of preparing and mailing the Notice of Meeting, Proxy Statement and form of proxy will be paid by the Company. The Company will request banks, brokers, fiduciaries, and similar persons to forward copies of such material to beneficial owners of the Company's Common Stock in a timely manner and to request authority for execution of proxies, and the Company will reimburse such persons and institutions for their reasonable out-of-pocket expenses incurred in connection therewith. To the extent necessary to assure sufficient representation, officers and regular employees of the Company may solicit the return of the proxies by telephone, telegram, or personal interview. The extent of this solicitation by personal contact will depend upon the response to the initial solicitation by mail. It is anticipated that the costs of such solicitation, if undertaken, will not exceed $1,000.

By the Order of the Board of Directors


/s/ Stephen J. Hammalian


Stephen J. Hammalian
Executive Vice President and Secretary

Dated at Hunt Valley, Maryland
November 14, 1995